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                                                                    EXHIBIT (13)

                                       HERITAGE
                                Asset Management, Inc.
                          Registered Investment Advisor-SEC




     October 6, 1989



     Heritage Income Trust
     880 Carillon Parkway
     St. Petersburg, FL  33733

     Re:  Letter of Investment Intent

     Dear Sirs:

              Please be advised that the $100,000 investment in Heritage Income Trust being made on or about this date by Heritage Asset Management, Inc., is being made as an investment with no present intention of redeeming or reselling such shares.

     Very truly yours,

     HERITAGE ASSET MANAGEMENT, INC.




     /s/ Stephen G. Hill
     By Stephen G. Hill
        President















                  880 Carillon Parkway, St. Petersburg, FL  33716
                             813-573-8143, 800-421-4184
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